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                                                                    EXHIBIT 23.2




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated December 10, 1999, accompanying the financial statements of The People's Building, Loan and Savings Company as contained in Forms S-1, OC and AC Peoples Community Bancorp, Inc. to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision on or about December 17, 1999. We consent to the use of the aforementioned reports in the Registration Statements and Prospectus and to the use of our name as it appears under the caption "Experts."



/s/ GRANT THORNTON LLP
Cincinnati, Ohio
December 16, 1999